Exhibit 99.1

Contact:	Richard Barber
Insightful Corporation
206-283-8802
investor@insightful.com

INSIGHTFUL ANNOUNCES 2005 FOURTH QUARTER AND YEAR END RESULTS

Reports Record Quarterly Revenues

SEATTLE — March 2, 2006— Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced operating results for the fourth quarter and year ended December 31, 2005.

Insightful reported revenues of $6.6 million for the fourth quarter of 2005, an increase of 23 % over fourth quarter 2004 revenues of $5.3 million. The Company also reported net income of $1.0 million, or $0.08 per diluted share, for the fourth quarter of 2005, as compared to net income of $0.9 million, or $0.07 per diluted share, for the fourth quarter of 2004.

For the full year 2005, Insightful reported revenues of $22.3 million, an increase of 18 % over revenues of $18.9 million in 2004. Net income in 2005 was $2.0 million, or $0.15 per diluted share, compared to net income in 2004 of $2.1 million, or $0.16 per diluted share.

The Company’s cash, cash equivalents and short-term investments balance increased to $9.9 million at December 31, 2005 from $9.7 million at December 31, 2004. Deferred revenue was $6.3 million at December 31, 2005 and 2004.

“The fourth quarter was the strongest quarter in Insightful Corporation’s history,” said Jeff Coombs, president and CEO of Insightful. “We are seeing the return on our investment in our S-PLUS® software and its enterprise capabilities.”

“We closed the first software license deal in the history of the company to exceed one million dollars,” Coombs said. “The deal, to a large financial institution, would not have been possible without the added functionality we delivered with our S-PLUS 7 release earlier in 2005.”

Fourth Quarter 2005 Highlights

•	Fourth quarter 2005 software license revenues were $3.6 million, an increase of 43% over fourth quarter 2004 software license revenues of $2.5 million.

•	Software maintenance revenues were $1.7 million in both the fourth quarters of 2005 and 2004.

•	Fourth quarter 2005 professional services and other revenues were $1.3 million, as compared to $1.2 million in the fourth quarter of 2004.

•	Funded research, which is an offset to research and development expense in the company’s income statement, remained at $0.5 million in the fourth quarters of 2005 and 2004.

The Company has two segments for its product and service offerings: Data Analysis and Text Analysis. Following are highlights for the quarter in each segment.

Data Analysis

•	Total Data Analysis revenues, which include software licenses, maintenance and professional services and other, were $6.2 million in the fourth quarter of 2005, an increase of 25% over fourth quarter 2004 Data Analysis revenues of $5.0 million.

•	Fourth quarter 2005 Data Analysis software license revenues were $3.3 million, an increase of 42% over fourth quarter 2004 Data Analysis software license revenues of $2.3 million.

•	Fourth quarter 2005 Data Analysis professional services and other revenues were $1.2 million, an increase of 27% over fourth quarter 2004 Data Analysis profession services and other revenues of $1.0 million.

•	Total international Data Analysis revenues were $2.2 million in the fourth quarter of 2005, an increase of 13% over fourth quarter 2004 international Data Analysis revenues of $2.0 million.

•	Total domestic Data Analysis revenues were $4.0 million in the fourth quarter of 2005, an increase of 34% over fourth quarter 2004 domestic Data Analysis revenues of $3.0 million.

Text Analysis

•	Total Text Analysis revenues, which include software licenses and professional services, were $346,000 in the fourth quarter of 2005, as compared to $357,000 in the fourth quarter of 2004.

•	Fourth quarter 2005 Text Analysis license revenues were $262,000, as compared to $171,000 in the fourth quarter 2004.

•	Fourth quarter 2005 Text Analysis professional services and other revenue was $84,000, as compared to $187,000 in the fourth quarter of 2004.

•	The company signed a renewal InFact® software license deal with a major pharmaceutical company for approximately $200,000.

“We are happy with our overall financial performance in 2005,” Coombs said. “In addition to our first million-dollar software license deal, we also saw our first million-dollar plus professional services engagement. The engagement, to improve and automate the risk management systems of a large European financial institution, has been a success for both Insightful and our client. We have also invested in our products to set the stage for potential continued revenue growth,” Coombs said.

“The spring release of the S-PLUS 7 platform, along with several vertical application modules built on that platform, clearly demonstrates our dedication to making the S-PLUS product line the industry leader across the data analysis lifecycle, from prototyping to enterprise deployment of predictive analytics,” Coombs said.

“S-PLUS 7 delivers the power of statistics across the enterprise, scaling to large amounts of data and large numbers of users,” continued Coombs. “It’s designed to enable statisticians and developers to create targeted statistical applications that can be easily deployed to business users, researchers, and analysts who need to access the insight enabled by predictive analytics, but lack special expertise in statistical methods.

Fiscal Year 2005 Highlights

•	Software license revenues were $10.5 million in 2005, an increase of 20% over 2004 software license revenues of $8.7 million.

•	Software maintenance revenues were $6.7 million in 2005, an increase of 2% over 2004 software maintenance revenues of $6.5 million.

•	Professional services and other revenues were $5.2 million in 2005, an increase of 42% over 2004 professional services and other revenues of $3.7 million.

•	Gross margins were 78% in both 2005 and 2004.

Data Analysis

•	Total Data Analysis revenues, which include software licenses, maintenance and professional services and other were $20.8 million in 2005, an increase of 16% over 2004 Data Analysis revenues of $18.0 million.

•	Data Analysis software license revenues were $9.3 million in 2005, an increase of 16% over 2004 Data Analysis software license revenues of $8.0 million.

•	Data Analysis professional services and other revenues were $4.8 million in 2005, an increase of 41% over 2004 Data Analysis professional services and other revenues of $3.4 million.

•	Total international Data Analysis revenues were $8.2 million in 2005, an increase of 27% over 2004 international Data Analysis revenues of $6.5 million.

•	Total domestic Data Analysis revenues were $12.5 million in 2005, an increase of 9% over 2004 domestic Data Analysis revenues of $11.5 million.

•	Funded research, which is an offset to research and development expense in the company’s income statement, decreased to $2.2 million in 2005, as compared to $2.9 million in 2004, reflecting the Company’s focus during the year on aligning the efforts of its research department with the Company’s overall commercial data analysis and text analysis product objectives.

Text Analysis

•	Total Text Analysis revenues, which include software licenses and professional services, were $1.6 million in 2005 compared to $0.9 million in 2004.

•	Text Analysis license revenues were $1.1 million in 2005 compared to $0.6 million in 2004.

•	Text Analysis professional services and other revenues were $0.4 million in 2005, as compared to $0.3 million in 2004.

Guidance

For the first quarter of 2006, the Company expects a decrease in revenues from the fourth quarter of 2005, more in line with revenues in the first quarter of 2005. Though the Company is not giving guidance on a range of revenues for 2006, it does expect growth over 2005. The company expects to see increases in operating expenses year-over-year throughout 2006 as it sets the foundation for future growth by investing in the development of its current and future product lines. Due to the wide range of possible outcomes the company is not giving either quarterly or annual guidance on net income. Due in part to the commencement of expensing of stock options under new GAAP accounting rules the range of possible outcomes in any given quarter could include net losses.

ABOUT INSIGHTFUL

Insightful Corporation (NASDAQ:IFUL) provides enterprises with scalable data analysis solutions designed to drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access that enable clients to gain intelligence from numeric and text data.

Insightful products include S-PLUS®, S-PLUS Server, Insightful Miner™, and InFact®. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions.

The company has been delivering industry-leading, high-ROI solutions for 18 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

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NOTE TO INVESTORS: FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about our potential for future growth, statements about our expected financial results in future periods. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict”, “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include, but are not limited to, the risks associated with deferred revenues and the undelivered elements of our contracts, the risk that we may not achieve revenue growth or otherwise achieve the financial performance or profitability in accordance with historical trends or in accordance with our own expectations, if any, and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. Insightful undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,185	$9,650
Accounts receivable, net	5,666	4,157
Other receivables	364	501
Short term investments	724	—
Prepaid expenses and other current assets	636	453

Total current assets	16,575	14,761
Property and equipment, net	1,212	966
Purchased technology, net	637	1,226
Goodwill and other intangibles, net	800	800
Other assets	45	60

	$19,269	$17,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$32	$129
Accounts payable	701	1,644
Accrued expenses and other current liabilities	2,179	1,912
Deferred revenue	6,271	6,318

Total current liabilities	9,183	10,003
Long-term debt, less current portion	—	32
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value—Authorized—1,000,000 shares Issued and outstanding—none	—	—
Common stock, $0.01 par value—Authorized—30,000,000 shares Issued and outstanding— 12,543,097 and 12,393,950 shares at December 31, 2005 and December 31, 2004, respectively	125	124
Additional paid-in capital	36,610	36,329
Accumulated deficit	(26,401)	(28,383)
Comprehensive income (loss)	(248)	(292)

Total stockholders’ equity	10,086	7,778

	$19,269	$17,813

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$3,574	$2,507	$10,467	$8,690
Software maintenance	1,666	1,651	6,660	6,530
Professional services and other	1,323	1,160	5,210	3,679

Total revenues	6,563	5,318	22,337	18,899

Cost of revenues:
Software related	472	515	1,851	1,770
Professional services and other	795	678	2,971	2,312

Total cost of revenues	1,267	1,193	4,822	4,082

Gross profit	5,296	4,125	17,515	14,817

Operating expenses:
Sales and marketing	2,398	1,961	8,252	6,791
Research and development	1,445	1,248	5,566	5,240
Less—funded research	(521)	(510)	(2,228)	(2,949)

Research and development, net	924	738	3,338	2,291
General and administrative	1,033	1,000	3,998	4,199

Total operating expenses	4,355	3,699	15,588	13,281

Income from operations	941	426	1,927	1,536
Other income, net	71	386	90	441

Income before income taxes	1,012	812	2,017	1,977
Income tax benefit (expense)	(9)	125	(35)	94

Net income	$1,003	$937	$1,982	$2,071

Basic net income per share	$0.08	$0.08	$0.16	$0.17

Diluted net income per share	$0.08	$0.07	$0.15	$0.16

Weighted-average number of common shares outstanding:
- Basic	12,510	12,373	12,467	12,147

- Diluted	13,119	12,883	13,121	12,797